                                                                     Exhibit 3.1



                 CERTIFICATE OF ADOPTION OF AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                 WASTEQUIP, INC.


                  The undersigned officers of WASTEQUIP, INC. (the "Company"), an Ohio corporation, do hereby certify that at a meeting of the Shareholders held, pursuant to appropriate notice, on February 13, 1996, by the affirmative vote of the holders of at least two-thirds of the issued and outstanding Class B Common Shares, of the Company, voting as a separate class, and by the affirmative vote of the holders of at least a majority of the issued and outstanding Class A and Class B Common Shares of the Company, voting as a single class, the following resolutions were adopted, all in the manner required by the Ohio General Corporation law and by the Articles of Incorporation of the
Company:

                  RESOLVED, that the Amended and Restated Articles of Incorporation attached hereto as Exhibit A are adopted to supersede and take the place of the existing Articles of Incorporation and all amendments thereto.

                  RESOLVED, that the Chairman of the Board or the President and the Secretary or Assistant Secretary of the Company are authorized to execute and file in the office of the Secretary of State of Ohio an appropriate Certificate in order to render effective the adoption of the Amended and Restated Articles of Incorporation.

                  IN WITNESS WHEREOF, the undersigned officers of the Company have hereunto subscribed their names as of the 14th day of February, 1996.

                                     /s/ Charles W. Walton
                                     ---------------------------------------
                                     Charles W. Walton, Chairman


                                     /s/ Paige M. Farinacci
                                     ---------------------------------------
                                     Paige M. Farinacci, Assistant Secretary

                                   EXHIBIT A
                                   ---------


                              AMENDED AND RESTATED
                              --------------------
                           ARTICLES OF INCORPORATION
                           -------------------------
                                       OF
                                       --
                                WASTEQUIP, INC.
                                ---------------


                                    * * * * *



                                    ARTICLE I
                                    ---------

         The name of the corporation is Wastequip, Inc.

                                   ARTICLE II
                                   ----------

         The principal office of the corporation shall be located in Cleveland, Cuyahoga County, Ohio.

                                   ARTICLE III
                                   -----------

         The purpose or purposes for which, or for any of which, the corporation is formed are to enter into, promote or conduct any kind of business, contract or undertaking permitted to corporations for profit organized under the General Corporation Law of the State of Ohio, to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio, and, in connection therewith, to exercise all express and incidental powers normally permitted such corporations.

                                   ARTICLE IV
                                   ----------

         The authorized number of shares of capital stock of the corporation shall consist of Three Million Two Hundred Sixty Thousand (3,260,000) shares, of which One Hundred Thousand (100,000) shall be Series A Convertible Preferred Shares, without par value, Three Million (3,000,000) shall be Class A Common Shares, without par value, and One Hundred Sixty Thousand (160,000) shall be Class B Common Shares, without par value.

                                  SUBDIVISION A
                                  -------------

                        Provisions Applicable to Series A
                        ---------------------------------
                          Convertible Preferred Shares
                          ----------------------------




         1. DIVIDEND PROVISIONS. Except as specifically set forth in this Subdivision A, holders of Series A Convertible Preferred Shares (hereinafter "Series A Preferred Shares") shall not be entitled to receive dividends prior or in preference to any declaration or payment of any cash dividend on the Class A Common Shares and/or Class B Common Shares of the corporation (collectively, the "Common Shares"); provided, however, that upon declaration or payment of any dividend or distribution on the Common Shares, each holder of Series A Preferred Shares shall be entitled to a dividend or distribution in an amount equal to the dividend or distribution which would be payable to such holder as if such holder had exercised his Conversion Rights (as defined and described in Section 4 below) prior to the record date fixed for the determination of the holders of Common Shares entitled to receive such dividend or distribution.

         2.       LIQUIDATION PREFERENCE.

                  (i) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series A Preferred Shares shall be entitled to receive, prior and in preference to any distribution of any of the assets of the corporation to the holders of Common Shares by reason of their ownership thereof, an amount per share equal to the sum of $100 for each outstanding Series A Preferred Share (the "Liquidation Value"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Shares shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Shares in proportion to the number of such shares owned by each such holder.

                  (ii) Upon the completion of the distribution required by paragraph 2(i), if assets remain in the corporation, the holders of the Common Shares shall receive all of the remaining assets of the corporation.

                  (iii) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the corporation, nor the consolidation or merger of the corporation with or into any other corporation or corporations, nor the consolidation or merger of any other corporation or corporations with or into the corporation, nor the reorganization (other than under a bankruptcy code or similar statute) of the corporation, shall be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this
         Section 2.

         3. VOTING RIGHTS. Holders of Series A Preferred Shares shall have the right to vote upon any matters as to which holders of Common Shares have the right to vote as if such holders had exercised the Conversion Rights set forth in Section 4 hereof as of the record date fixed for the determination of the holders of Common Shares entitled to vote thereon. In addition, the holders of outstanding Series A Preferred Shares shall have the right and power to vote separately as a single class and at all times elect two Directors of the corporation. The holders of a majority of the total of the then outstanding Series A Preferred Shares shall be entitled to elect the Directors which the holders of such shares are then entitled to elect pursuant to the previous sentence. The holders of Series A Preferred Shares, Class A Common Shares and Class B Common Shares shall vote together without regard to class in the election of the remaining Directors of the corporation, other than the two Directors elected by the holders of Class B Common Shares, which shall be elected in accordance with Subdivision C of this Article IV.

         4. OPTIONAL CONVERSION. The holders of the Series A Preferred Shares shall have conversion rights as follows (the "Conversion Rights"):

                  (i) Each Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation, into such number of fully paid and nonassessable Class A Common Shares as is determined by dividing the Liquidation Value of $100 per share by the Conversion Price, determined as hereafter provided, in effect on the date the share certificate is surrendered for conversion. The initial Conversion Price shall be $21.25; provided, however, that the Conversion Price for the Series A Preferred Shares shall be subject to adjustment as set forth in paragraph (iii) of this Section 4.

                  (ii) Before any holder of Series A Preferred Shares shall be entitled to convert the same into Class A Common Shares, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation, and shall give written notice to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Class A Common Shares are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Class A Common Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Series A Preferred Shares to be converted, and the person or persons entitled to receive the Class A Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Shares as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended (the "1933 Act"), the conversion may, at the option of any holder tendering Series A Preferred Shares for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Class A Common Shares upon conversion of the Series A Preferred Shares shall not be deemed to have converted such Series A Preferred Shares until immediately prior to the closing of such sale of securities.

                  (iii) The Conversion Price for the Series A Preferred Shares shall be subject to adjustment from time to time as follows:

                           (a) In the event the corporation should fix a record
                  date for the effectuation of a split or subdivision of the outstanding Common Shares or the determination of holders of Common Shares entitled to receive a dividend or other distribution payable in additional Common Shares or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional Common Shares (hereinafter referred to as "Common Share Equivalents") without payment of any consideration by such holder for the additional Common Shares or Common Share Equivalents (including the additional Common Shares issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Preferred Shares shall be appropriately decreased so that the number of Class A Common Shares issuable on conversion of each Series A Preferred Share shall be increased in proportion to such increase in the aggregate number of Common Shares outstanding and those issuable with respect to such Common Share Equivalents after giving effect to such dividend, distribution, split or subdivision.

                           (b) If the number of Common Shares outstanding at any
                  time after the date upon which any Series A Preferred Shares are issued (the "Purchase Date") is decreased by a reverse stock split or combination of the outstanding Common Shares, then, following the record date of such reverse stock split or combination, the Conversion Price for the Series A Preferred Shares shall be appropriately increased so that the number of Class A Common Shares issuable on conversion of each Series A Preferred Share shall be decreased in proportion to such decrease in outstanding Common Shares after giving effect to such reverse stock split or combination.

                           (c) In addition to any other adjustments made under
                  this paragraph (iii), if no Liquidity Event (as defined below) has occurred prior to December 31, 1997, then the Conversion Price shall be decreased by $2.25 (as adjusted for share splits, share dividends, recapitalizations, reclassifications and other corporate transactions or events having a similar effect). "Liquidity Event" shall mean (1) the consummation of a firm commitment underwritten public offering of Common Shares registered under the 1933 Act; (2) the sale of all or substantially all of the assets of the corporation or any merger or consolidation of the corporation immediately after which a majority of the Directors of the surviving entity are not persons who were Directors immediately prior to such transaction or after which persons who held Common Shares do not hold a majority of the common stock of the surviving entity; or (3) any sale or issuance or series of related sales and/or issuances of Common Shares (or securities convertible into Common Shares) which results in any individual or entity or group of affiliated individuals or entities (other than the owners of Common Shares or Series A Preferred Shares as of the Purchase Date) owning more than 50% of the Common Shares (calculated on a fully diluted basis) outstanding at the time of such sale or issuance or such series of sales and/or issuances; provided that, in the case of any of (1), (2) or
                  (3) above, the transaction involves consideration which represents a valuation of the Common Shares of at least

                  $21.25 per share (as adjusted for share splits, share dividends, recapitalizations, reclassifications and other corporate transactions or events having a similar effect); and provided further, that in the case of (1) above, such transaction also yields net proceeds to the corporation of not less than $10,000,000.

                  (iv) In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subparagraph 4(iii)(a), then, in each such case, the holders of the Series A Preferred Shares shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of Class A Common Shares into which their Series A Preferred Shares are convertible as of the record date fixed for the determination of the holders of Class A Common Shares entitled to receive such distribution.

                  (v) If at any time or from time to time there shall be a recapitalization of the Class A Common Shares (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4), provision shall be made so that the holders of the Series A Preferred Shares shall thereafter be entitled to receive upon conversion of the Series A Preferred Shares the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of the Class A Common Shares deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A Preferred Shares after the recapitalization to the end that the provisions of this
         Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Shares) shall be applicable after that event as nearly equivalent as may be practicable.

                  (vi) The corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all of the provisions of this
         Section 4 and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Shares against impairment.

                  (vii) (a) No fractional shares shall be issued upon the conversion of any Series A Preferred Shares, and the number of Class A Common Shares to be issued shall be rounded to the nearest whole share. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of Series A Preferred Shares the holder is at the time converting into Class A Common Shares and the number of Class A Common Shares issuable upon such aggregate conversion.

                           (b) Upon the occurrence of each adjustment or
                  readjustment of the Conversion Price of Series A Preferred Shares pursuant to this Section 4, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (1) such adjustment or readjustment,
                  (2) the Conversion Price for the Series A Preferred Shares at the time in effect, and (3) the number of Class A Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of one Series A Preferred Share.

                  (viii) In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to vote on any matter to be put before the shareholders of the corporation, to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Series A Preferred Shares, at least twenty
         (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                  (ix) The corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Shares, solely for the purposes of effecting the conversion of the Series A Preferred Shares, such number of its Class A Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series A Preferred Shares; and if at any time the number of authorized but unissued Class A Common Shares shall not be sufficient to effect the conversion of all then outstanding Series A Preferred Shares, in addition to such other remedies as shall be available to the holder of such Series A Preferred Shares, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Class A Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of Incorporation of the corporation.

                  (x) Any notice required by the provisions of this Section 4 to be given to the holders of Series A Preferred Shares shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

         5. MANDATORY CONVERSION. Simultaneously with the Closing of a public offering of Common Shares of the corporation constituting a Liquidity Event, the Series A Preferred Shares shall be deemed to have been converted into Class A Common Shares, whether or not the certificate(s) for such shares shall be surrendered for conversion and cancelled. The number of Class A Common Shares issuable upon such mandatory conversion shall be equal to the Liquidation Value divided by the Conversion Price in effect at the time of the Closing of such public offering. The provisions of Section 4 (vii)(a) shall also apply to mandatory conversions under this Section 5.

         6. STATUS OF CONVERTED SHARES. In the event any Series A Preferred Shares shall be converted pursuant to Section 4 or Section 5 hereof, the shares so converted shall be cancelled and shall not be issuable by the corporation. The Articles of Incorporation of the corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

         7. VALID ISSUANCE. All Class A Common Shares that may be issued upon conversion of the Series A Preferred Shares will upon issuance by the corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof (other than as created by the holder thereof), and the corporation shall take no action which will cause a contrary result.


                                  SUBDIVISION B
                                  -------------

                 PROVISIONS APPLICABLE TO CLASS A COMMON SHARES
                 ----------------------------------------------

         Subject to the special voting rights of the Series A Preferred Shares under Subdivision A and the special voting rights of the Class B Common Shares under Subdivision C, the holders of Class A Common Shares shall be entitled to one vote for each share upon all matters presented to the shareholders. The Class A Common Shares shall be subject to the express terms of the Series A Preferred Shares and the Class B Common Shares.

                                  SUBDIVISION C
                                  -------------

                 PROVISIONS APPLICABLE TO CLASS B COMMON SHARES
                 ----------------------------------------------

         1. GENERAL. Except as provided below, the Class B Common Shares shall be equal to the Class A Common Shares and shall be subject to the express terms of the Series A Preferred Shares.

                  (i)      VOTING RIGHTS.

                           (a) In addition to the voting rights provided in
                  paragraph (ii) below, the holders of Class B Common Shares shall be entitled to one vote for each Class B Common Share upon all matters presented to the shareholders and shall vote together with the holders of the Series A Preferred Shares and the Class A Common Shares without regard to class.

                           (b) The holders of outstanding Class B Common Shares
                  shall have the right and power to vote separately as a single class to elect two Directors of the corporation. The holders of two-thirds or more of the total of the then outstanding Class B Common Shares shall be required to elect the Directors which the holders of such shares are then entitled to elect pursuant to the first sentence of this paragraph (b). The holders of Series A Preferred Shares, Class A Common Shares and Class B Common Shares shall vote together without regard to class in the election of any Directors of the corporation who are not elected by the holders of Series A Preferred Shares or Class B Common Shares voting separately as a class.

         (ii)     CONVERSION RIGHTS.

                           (a) OPTIONAL CONVERSION. Each holder of outstanding
                  Class B Common Shares shall have the right at any time to convert such Class B Common Shares into fully paid and nonassessable Class A Common Shares on a one share for one share basis.

                           (b) MANDATORY CONVERSION. Simultaneously with the
                  Closing of a Public Offering (as hereinafter defined), the Class B Common Shares shall be deemed to have been converted into Class A Common Shares, whether or not the certificate(s) for such shares shall be surrendered for conversion and cancelled. The Closing of a Public Offering shall mean the consummation (the "Closing") of the sale by the corporation of Common Shares at a price per share of not less than Twenty Dollars ($20.00) (as adjusted for share splits, share dividends, recapitalizations, reclassifications and other corporate transactions or events having a similar effect) pursuant to an effective registration statement under the Securities Act of 1933; provided that such sale yields net proceeds to the corporation of not less than Ten Million Dollars ($10,000,000) and is made pursuant to a firm commitment underwriting (a "Public Offering").

                           (c) METHOD OF CONVERSION. In order to exercise the
                  optional conversion privilege, the holder of any Class B Common Shares to be converted shall present and surrender the certificate(s) representing such Class B Common Shares during usual business hours at any office or agency of the corporation maintained for the transfer of Class B Common Shares and shall deliver a written notice of its election to convert the Class B Common Shares represented by such certificate(s), or any portion thereof, specified in such notice. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for Class A Common Shares issuable on such conversion shall be issued. If so required by the corporation, any certificate for Class B Common Shares surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the corporation, duly executed by the holder of such Class B Common Shares or such holder's authorized representative.

                           (d) CANCELLATION. All Class B Common Shares which
                  have been surrendered for conversion as herein provided, shall no longer be deemed to be outstanding and all rights with respect to such Class B Common Shares shall forthwith cease and terminate, except only the right of the holders thereof to receive Class A Common Shares in exchange therefor.

                           (e) RESERVATION OF SHARES. The corporation shall at
                  all times reserve and keep available, free from preemptive rights, out of its treasury shares or its authorized but unissued Class A Common Shares, for the purpose of effecting the conversion of the Class B Common Shares, the full number of Class A Common Shares then deliverable upon the conversion of all Class B Common Shares then outstanding.

                           (f) VALID ISSUANCE. All Class A Common Shares that
                  may be issued upon conversion of the Class B Common Shares will upon issuance by the corporation be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof (other than as created by the holder thereof), and the corporation shall take no action which will cause a contrary result.

                                  SUBDIVISION D
                                  -------------

                                CUMULATIVE VOTING
                                -----------------

         Notwithstanding the voting rights of the holders of the shares of capital stock of the corporation, if any, no holder of shares of any class of capital stock of the corporation shall have the right to vote cumulatively in the election of Directors.

                                    ARTICLE V
                                    ---------

         The corporation may purchase, from time to time, and to the extent permitted by the laws of Ohio, shares of any class of stock issued by it. Such purchases may be made either in the open market or at private or public sale, and in such manner and amounts, from such holder or holders of outstanding shares of the corporation and at such prices as the Board of Directors of the corporation shall from time to time determine, and the Board of Directors is hereby empowered to authorize such purchases from time to time without any vote of the holders of any class of shares now or hereafter authorized and outstanding at the time of any such purchase.

                                   ARTICLE VI
                                   ----------

         Notwithstanding any provision of the laws of Ohio now or hereafter in force requiring, for any purpose, the vote of the holders of greater than a majority but less than all of the voting power of the corporation or of any class or classes of shares thereof, such action (unless otherwise provided for in these Amended and Restated Articles of Incorporation or unless expressly prohibited by statute) may be taken by vote of the holders of shares entitling them to exercise a majority of the voting power of the corporation or of such class or classes.

                                   ARTICLE VII
                                   -----------

         The preemptive right to purchase additional shares of capital stock or any other securities of the corporation is expressly denied to all shareholders of all classes.

                                  ARTICLE VIII
                                  ------------

         Section 1701.831 of the Ohio Revised Code shall not be applicable to the corporation.

                                   ARTICLE IX
                                   ----------

         These Amended and Restated Articles of Incorporation shall supersede the existing Amended Articles of Incorporation of the corporation.